NOTICE OF FULL REDEMPTION

TRANSOCEAN INC.

6.00% SENIOR NOTES DUE MARCH 15, 2018

CUSIP NO. 893830 AS8

NOTICE IS HEREBY GIVEN TO THE
HOLDERS of the above-referenced Notes

Pursuant to Section 3.04 that certain indenture, dated as of December 11, 2007 (as amended or supplemented from time to time, the “Indenture”), among Transocean Inc. (the “Company”), Transocean Ltd., as the guarantor party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), relating to the above referenced 6.00% Senior Notes due March 15, 2018 (the “Notes”) issued thereunder, and the Optional Redemption section of the Notes, the Company has elected to redeem and will redeem on November 16, 2017 (the “Redemption Date”) all of the outstanding Notes at a redemption price equal to 100.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest up to but not including the Redemption Date plus a Make-Whole Premium (as defined in the Notes) (the “Redemption Price”).

Holders of any Notes in certificated form will be paid the Redemption Price upon presentation and surrender of their Notes for redemption to the paying agent at the address indicated below, and Notes in book-entry form must be surrendered through the facilities of The Depository Trust Company in the usual manner. For all Notes held in book-entry form, payment of the Redemption Price will be made through the facilities of The Depository Trust Company in the usual manner. Notes called for redemption must be so surrendered in order to collect the Redemption Price. The address for delivery of any Notes in certificated form is as follows:

Air Courier Service	By Registered or Certified Mail
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9300-070	MAC N9300-070
600 Fourth Street South, 7th Floor	PO BOX 1517
Minneapolis, MN 55479	Minneapolis, MN 55480-1517

On the Redemption Date, the Redemption Price will become due and payable on the Notes and, unless the Company defaults in making the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the Holders of the Notes will be to receive payment of the Redemption Price. No representation is made as to the correctness or accuracy of the CUSIP number either as printed on the Notes or as contained in this Notice of Full Redemption.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a non-corporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the paying agent has received a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption.  A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the paying agent an IRS Form W-8BEN, upon which it certifies its foreign status.

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Direct inquiries to the Trustee by telephone to 1-800-344-5128 or by Fax to 612-667-6282.

TRANSOCEAN INC.

By: Wells Fargo Bank, National Association, as Trustee

Dated: October 17, 2017